Exhibit 5.1

[Hogan & Hartson L.L.P. Letterhead]

November 13, 2003

Board of Directors
LCC International, Inc.
7925 Jones Branch Drive
McLean, VA 22102

Ladies and Gentlemen:

     We are acting as special counsel to LCC International, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed offering of up to 8,050,000 shares (the “Shares”) of the Company’s common stock, par value $.01 per share, up to 3,050,000 of which shares (the “Company Shares”) are to be sold by the Company (including 1,050,000 shares subject to an over-allotment option granted to the Underwriters) and up to 5,000,000 of which shares (the “Selling Stockholders’ Shares”) are to be sold by the Selling Stockholders listed in the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.	An executed copy of the Registration Statement.

2.	The Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on November 12, 2003 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

3.	The Amended and Restated By-Laws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

November 13, 2003

4.	The proposed form of Underwriting Agreement among the Company, the Selling Stockholders and the several Underwriters to be named therein, for which CIBC World Markets Corp. and Punk, Ziegel & Company, L.P. will act as representatives, filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”).

5.	Certain resolutions of the Board of Directors of the Company adopted at a meeting held on August 12, 2003 and at a meeting held on September 2, 2003, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating, among other things, to the authorization of the Underwriting Agreement and arrangements in connection therewith.

6.	Certain resolutions of the Board of Directors of the Company adopted by unanimous written consent dated August 26, 1996, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to the issuance by the Company to certain of the Selling Stockholders of certain of the Selling Stockholders’ Shares and arrangements in connection therewith.

7.	Certain resolutions of the then sole stockholder of the Company adopted by written consent dated August 26, 1996, as certified by the Secretary of the Company as then being complete, accurate and in effect, relating to the issuance to certain of the Selling Stockholders of certain of the Selling Stockholders’ Shares and arrangements in connection therewith.

8.	Agreement of Merger, dated September 15, 1996, by and among LCC, L.L.C. and the Company, pursuant to which certain of the Selling Stockholders’ Shares were issued to certain of the Selling Stockholders.

9.	Certain resolutions of the Board of Directors of the Company adopted at a meeting held on July 27, 1999, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to the issuance by the Company of certain of the Selling Stockholders’ Shares to

November 13, 2003

certain of the Selling Stockholders and arrangements in connection therewith.

10.	Certain resolutions of the Board of Directors of the Company adopted at a meeting held on August 24, 1999, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to the issuance by the Company of certain of the Selling Stockholders’ Shares to certain of the Selling Stockholders and arrangements in connection therewith.

11.	A certificate of certain officers of the Company, dated as of the date hereof, as to certain facts relating to the Company.

     In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all Documents, the authenticity of all originals of the Documents and the conformity to authentic originals of all of the Documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, we are of the opinion that (a) following (i) final action of the Board of Directors of the Company (or a duly appointed pricing committee thereof) approving the price of the Company Shares, (ii) execution and delivery by the Company of the Underwriting Agreement, (iii) effectiveness of the Registration Statement, (iv) issuance by the Company of the Company Shares pursuant to the terms of the Underwriting Agreement, and (v) receipt by the Company of the consideration for the Company Shares specified in the Underwriting Agreement and the resolutions of the Board of Directors (or a duly appointed pricing committee thereof) referred to above, the Company Shares will be validly issued, fully paid and nonassessable; and (b) assuming that at the time the Selling Stockholders’ Shares were issued the Company received the consideration therefore specified in the resolutions referred to in paragraphs 6, 7, 9 and 10 above

November 13, 2003

and the Agreement of Merger referred to in paragraph 8 above, the Selling Stockholders’ Shares are validly issued, fully paid and nonassesssable.

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.